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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                                 IPRINT.COM INC.
                                (Name of Issuer)



                                  Common Stock
                         (Title of Class of Securities)



                                    462628108
                                 (CUSIP Number)



                                December 31, 2000
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]   Rule 13d-1(b)

        [ ]   Rule 13d-1(c)

        [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                               Page 1 of 20 Pages

CUSIP NO. 462628108                                  13G
         ---------------------

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON(S) (ENTITIES ONLY) SOFTBANK Technology Ventures V L.P. ("SBTV V")
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)   [ ]
          (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,277,857
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,277,857
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,277,857
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------



                               PAGE 2 OF 20 PAGES

CUSIP NO. 462628108                                  13G
         ---------------------

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) SOFTBANK Technology Advisors Fund V L.P. ("STAF V")
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [ ]
          (b)  [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    62,143
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   62,143
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          62,143
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*

          [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------



                               PAGE 3 OF 20 PAGES

CUSIP NO. 462628108                         13G

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) SOFTBANK Technology Entrepreneurs Fund V L.P. ("STEF V")
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    40,952
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   40,952
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          40,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------



                               PAGE 4 OF 20 PAGES

CUSIP NO. 462628108                         13G

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          SBTV V LLC
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,380,952
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,380,952
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,380,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------



                               PAGE 5 OF 20 PAGES

CUSIP NO. 462628108                         13G
          ------------------------
  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

          Gary E. Rieschel
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,380,952
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,380,952
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,380,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*

          [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------



                               PAGE 6 OF 20 PAGES

CUSIP NO. 462628108                         13G
          ------------------------
  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

          Charles E. Lax
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,380,952
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,380,952
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,380,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*

          [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------



                               PAGE 7 OF 20 PAGES

CUSIP NO. 462628108                         13G
          ------------------------
  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Bradley A. Field
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,380,952
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,380,952
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,380,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------



                               PAGE 8 OF 20 PAGES

CUSIP NO. 462628108                         13G
          ------------------------
  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          E. Scott Russell
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,380,952
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,380,952
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,380,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------



                               PAGE 9 OF 20 PAGES

CUSIP NO. 462628108                         13G
          ------------------------
  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          D. Rex Golding
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,380,952
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,380,952
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,380,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------



                              PAGE 10 OF 20 PAGES

CUSIP NO. 462628108                         13G
          ------------------------
  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          J. Heidi Roizen
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,380,952
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,380,952
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,380,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------



                               PAGE 4 OF 20 PAGES

CUSIP NO. 462628108                         13G

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

          Ronald D. Fisher
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,380,952
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,380,952
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,380,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
          [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------



                              PAGE 12 OF 20 PAGES

CUSIP NO. 462628108                         13G

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

          Kenneth A. Tucker
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,380,952
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,380,952
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,380,952
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
          [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------



                              PAGE 13 OF 20 PAGES

ITEM 1.

        (a)     NAME OF ISSUER: iPrint.com, inc.

        (B)     ADDRESS OF ISSUER'S PRINCIPAL
                EXECUTIVE OFFICES:               1450 Oddstad Road
                                                 Redwood City, CA 94063

ITEM 2. (a)     NAME OF PERSON FILING:

                SOFTBANK Technology Ventures V L.P. ("SBTV V")
                SOFTBANK Technology Advisors Fund V L.P. ("STAF V") SOFTBANK Technology Entrepreneurs Fund V L.P. ("STEF V") SBTV V LLC
                Gary E. Rieschel ("GER")
                Charles E. Lax ("CEL")
                Bradley A. Feld ("BAF")
                E. Scott Russell ("ESR")
                D. Rex Golding ("DRG")
                J. Heidi Roizen ("JHR")
                Ronald D. Fisher ("RDF")
                Kenneth A. Tucker ("KAT")

        (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                200 West Evelyn Avenue, Suite 200
                Mountain View, CA 94043

        (c)     CITIZENSHIP:

                Entities:       SBTV V      -     Delaware
                                STAF V      -     Delaware
                                STEF V      -     Delaware
                                SBTV V LLC  -     Delaware

                Individuals:    GER         -     United States
                                CEL         -     United States
                                BAF         -     United States
                                ESR         -     United States
                                DRG         -     United States
                                JHR         -     United States
                                RDF         -     United States
                                KAT         -     United States

        (d)     TITLE OF CLASS OF SECURITIES: Common Stock

        (e)     CUSIP NUMBER: 462628108




                               Page 14 of 20 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)     [ ]     Broker or Dealer registered under Section 15 of the Act
                        (15 U.S.C. 78o);

        (b)     [ ]     Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c);

        (c)     [ ]     Insurance company as defined in section 3(a)19) of the
                        Act (15 U.S.C. 78c);

        (d)     [ ]     An investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e)     [ ]     An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E);

        (f)     [ ]     An employee benefit plan or endowment fund in accordance
                        with Section 240.13d-1(b)(1)(ii)(F);

        (g)     [ ]     A parent holding company or control person in accordance
                        with Section 240.13d-1(b)(ii)(G);

        (h)     [ ]     A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)     [ ]     A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)     [ ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


ITEM 4 OWNERSHIP.


                    (a)                (b)          Sole           Shared           Sole          Shared
                 Beneficial         Percentage     Voting          Voting        Dispositive    Dispositive
Owners           Ownership           of Class       Power           Power           Power          Power
-----------      ----------         ----------    ---------       ---------       ---------     -----------
SBTV V           2,277,857             7.9%       2,277,857             -0-       2,277,857             -0-
STAF                62,143             0.2%          62,143             -0-          62,143             -0-
STEF V              40,952             0.2%          40,952             -0-          40,952             -0-
SBTV V LLC       2,380,952             7.9%       2,380,952             -0-       2,380,952             -0-
GER              2,380,952             7.9%             -0-       2,380,952             -0-       2,380,952
CEL              2,380,952             7.9%             -0-       2,380,952             -0-       2,380,952
BAF              2,380,952             7.9%             -0-       2,380,952             -0-       2,380,952
ESR              2,380,952             7.9%             -0-       2,380,952             -0-       2,380,952
DRG              2,380,952             7.9%             -0-       2,380,952             -0-       2,380,952
JHR              2,380,952             7.9%             -0-       2,380,952             -0-       2,380,952
RDF              2,380,952             7.9%             -0-       2,380,952             -0-       2,380,952
KAT              2,380,952             7.9%             -0-       2,380,952             -0-       2,380,952

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.





                               Page 16 of 20 Pages

ITEM 10. CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


        Date: February 12, 2001



        SOFTBANK TECHNOLOGY VENTURES IV L.P.


By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            --------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.


By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            --------------------------------------------
                Managing Member


        STV IV LLC


        By: /s/ Gary E. Rieschel
            --------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY VENTURES V L.P.


By:     SBTV V LLC
        its general partner


        By: /s/ Gary E. Rieschel
            --------------------------------------------
                Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.


By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
            --------------------------------------------
                Managing Member


        SBTV V LLC


        By: /s/ Gary E. Rieschel
            --------------------------------------------
                Managing Member



                               Page 17 of 20 Pages

         /s/ Gary E. Rieschel
--------------------------------------------
             Gary E. Rieschel

           /s/ Charles E. Lax
--------------------------------------------
               Charles E. Lax

           /s/ Bradley A. Feld
--------------------------------------------
               Bradley A. Feld

          /s/ E. Scott Russell
--------------------------------------------
              E. Scott Russell

           /s/ D. Rex Golding
--------------------------------------------
               D. Rex Golding

           /s/ J. Heidi Roizen
--------------------------------------------
               J. Heidi Roizen

          /s/ Ronald D. Fisher
--------------------------------------------
              Ronald D. Fisher

          /s/ Kenneth A. Tucker
--------------------------------------------
              Kenneth A. Tucker



                               Page 18 of 20 Pages

                                    Exhibit A
                            AGREEMENT OF JOINT FILING


        We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

        Date: February 12, 2001



        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC

        its general partner

        By: /s/ Gary E. Rieschel
            --------------------------------------------
            Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.


By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            --------------------------------------------
            Managing Member


           STV IV LLC


        By: /s/ Gary E. Rieschel
            --------------------------------------------
            Managing Member


        SOFTBANK TECHNOLOGY VENTURES V L.P.


By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
            --------------------------------------------
            Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.


By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
            --------------------------------------------
            Managing Member


        SBTV V LLC


        By: /s/ Gary E. Rieschel
            --------------------------------------------
            Managing Member



                               Page 19 of 20 Pages

          /s/ Gary E. Rieschel
--------------------------------------------
              Gary E. Rieschel

           /s/ Charles E. Lax
--------------------------------------------
               Charles E. Lax

           /s/ Bradley A. Feld
--------------------------------------------
               Bradley A. Feld

          /s/ E. Scott Russell
--------------------------------------------
              E. Scott Russell

           /s/ D. Rex Golding
--------------------------------------------
               D. Rex Golding

           /s/ J. Heidi Roizen
--------------------------------------------
               J. Heidi Roizen

          /s/ Ronald D. Fisher
--------------------------------------------
              Ronald D. Fisher

          /s/ Kenneth A. Tucker
--------------------------------------------
              Kenneth A. Tucker




                               Page 20 of 20 Pages